Net Element Partners with Number One Mobile Telecom Provider in Russia and CIS

Partnership Will Focus on Driving Revenues from the Fast-Growing Russian

SMS Payments and Mobile Commerce Market

MIAMI & MOSCOW – (BUSINESS WIRE) – Net Element (OTCQB: NETE), a global technology and publishing company that operates in mobile commerce and payment processing, and also publishes popular entertainment portals and destinations, and Mobile TeleSystems OJSC (NYSE: MBT) (MTS), the leading telecommunications provider in Russia and the Commonwealth of Independent States, today announced their partnership to provide payment processing services to MTS’ 100 million-plus subscribers. The agreement, effective as of August 1, 2012, calls for MTS to allow Net Element’s mobile payment platform, TOT Money, to facilitate the payment processing for MTS subscribers. In first month of processing for MTS, TOT Money processed about 80 million rubles (approximately $2.5 million) for MTS customers.

TOT Money, which will facilitate transactions via SMS on any phone and mobile network in Russia, is expected to become a leading value-added services provider for the $1.5 billion Russian SMS payments market and the $475 million Russian mobile commerce market. The market’s growth is being driven by Russia’s booming mobile marketplace with more than 227 million active SIM cards.

“As MTS continues to expand and upgrade our infrastructure to meet a growing demand in our markets for data services, we are excited to partner with technology leaders like Net Element and TOT Money and roll out their world-class SMS payment processing services,” said Andrey A. Dubovskov, president and CEO of MTS. “This partnership will be an important part of our growth strategy that will enable us to seize the significant revenue opportunities in the mobile commerce market.”

Added Dmitry Kozko, Net Element’s executive vice president: “Our partnership with MTS, a leading telecommunications provider in Russia and CIS, will strategically position TOT Money to become the leader in Russia’s mobile commerce boom.”

About Mobile TeleSystems OJSC (MBT)

Mobile TeleSystems OJSC (NYSE: MBT) (MTS) is the leading telecommunications group in Russia and the Commonwealth of Independent States, offering mobile and fixed voice, broadband, pay TV as well as content and entertainment services in one of the world's fastest-growing regions. Including its subsidiaries, the Group services more than 100 million mobile subscribers. The Group has been awarded GSM licenses in Russia, Ukraine, Turkmenistan, Armenia and Belarus, a region that boasts a total population of more than 200 million. Since June 2000, MTS' Level 3 ADRs have been listed on the New York Stock Exchange (ticker symbol MBT). Additional information about the MTS Group may be found at www.mtsgsm.com.

About Net Element (NETE)

Net Element (OTCQB:NETE) is a global technology and publishing company that operates in mobile commerce and payment processing, as well as publishes popular Internet portals and destinations. Its international development centers and influential relationships in Russia and Commonwealth Independent States strategically position the company for growth in Russia and other emerging markets. Net Element owns and operates a mobile-commerce company, TOT Money, as well as several Internet properties that create social and business communities in the entertainment, music, motorsports and film industries. Net Element’s portfolio includes: www.TOTmoney.ru; www.Motorsport.com; www.Openfilm.com; and www.Music1.ru; www.ARLive.com and www.Yapik.com. For more information, visit www.NetElement.com.

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